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                                                                   EXHIBIT 10.25

May 7, 2001

Mr. Theodore Gioia
1550 Laurel Street
Napa, CA 94559

Dear Ted,

I am delighted to confirm to you our offer to join SOLA International Inc. as Executive Vice President, Strategic Planning & Business Development based in Del Mar, California and reporting to Chief Executive Officer, Jeremy Bishop.

Your salary will be $16,666.67 per month ($200,000 on an annual basis) and will be paid monthly via the Del Mar payroll.

You will also be paid an automobile allowance of $850.000 per month via payroll and subject to withholdings. A proportion of your taxes on this allowance can usually be deducted. Sandy Trocki will provide the details.

In addition, you will participate in SOLA's Management Incentive Plan (MIP) which is an annual cash incentive program based on achievement of financial goals for the Group. Your plan is targeted to pay 60% of base salary on achievement of planned performance and enables you to earn up to and beyond 120% of base salary according to performance above plan. You will be eligible for a part-year bonus pro-rata to the period you are employed by SOLA through March 31, 2002.

On joining, you will receive an initial grant of 25,000 options to purchase SOLA common stock under the SOLA International Inc. Stock Option Plan. In or around November, 2001 at the time of our senior management grant review, and subject to performance, you will receive a further grant of options. Twenty percent of your options will be immediately vested at the date of grant and the remainder will become progressively vested over a four year period.

You will be immediately eligible for the SOLA International Del Mar comprehensive benefits package including coverage for medical and dental care, along with life and disability insurance and our SOLA Gold Retirement Savings 401(k) Plan. After a year of service, you will qualify for membership of the SOLA Optical Pension Plan. Details of these benefit plans are attached.

Your vacation entitlement on joining us will be 20 days in addition to 10 public holidays.

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SOLA will assist you with the expenses of your relocation to the Del Mar area.
The details are covered in the attached Relocation Plan and you will be required to execute a Relocation Agreement (copy attached).

We will make available to you an employment contract which provides six months notice of the termination of your employment for any reason other than cause. You will be similarly required to give the Company six months notice of termination on your part.

Finally, as you will now be formally an employee of the company, you will be required to resign as a member of the SOLA International Inc. Board of Directors.

Ted, welcome back once more. I am delighted that you will now be on the team as an employee and we all look forward to a long and successful working relationship.

If you have any questions, please do not hesitate to call me direct. Please acknowledge your acceptance of this offer by signing the appropriate section below and returning one copy to my attention.

Sincerely,

/s/ Steve Lee

Steve Lee
Vice President, Human Resources


/s/ Theodore Gioia                                   May 10, 2001
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    Theodore Gioia                                        Date